Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 11, 2012, with respect to the financial statements of NV5 Holdings, Inc. contained in the Registration Statement (Form S-1, File No. 333-186229) and related Prospectus, filed on March 26, 2013, which is incorporated by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the Prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

March 26, 2013